EXHIBIT 16.1

[DELOITTE & TOUCHE LETTERHEAD]

June 29, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of WPT Enterprises, Inc.’s Form 8-K dated June 23, 2005, and have the following comments:

1. We agree with the statements made in paragraphs 1, 2, 4, 5, and 6.

2. We have no basis on which to agree or disagree with the statements made in paragraph 3.

Yours truly,

/s/ Deloitte & Touche LLP